EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of TeleCommunication Systems, Inc. for the registration of 7,575,745 shares of its Class A common stock and the Registration Statements on Form S-8 Nos. 333-48026, 333-51656 and 333-66676 pertaining to the (i) TeleCommunication Systems, Inc. Amended and Restated 1997 Stock Incentive Plan; (ii) the TeleCommunication Systems, Inc. Employee Stock Purchase Plan; (iii) XYPOINT Corporation 2000 Stock Plan; (iv) XYPOINT Corporation 1997 Stock Plan, as amended; and (v) XYPOINT Corporation 1995 Stock Option Plan, of our report, dated January 30, 2004, with respect to the consolidated financial statements of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 25, 2004